CONTACT:

Peter J. Murphy
President & CEO
(978) 946-2564

NASDAQ SYMBOL "PRLX"

                            FOR IMMEDIATE RELEASE

           PARLEX CORPORATION WINS MAJOR WIRELESS COMPONENT ORDER


METHUEN, MASSACHUSETTS, May 12, 2000 - Parlex Corporation has received a purchase order to provide double-sided flexible circuits for a high volume cellular phone application. The award, for the initial production, is valued at $6.1 million. Volume production shipments are expected to commence in August and continue into early 2001.

Peter J. Murphy, president and chief executive officer, stated, ``This is our second major cellular purchase order in the past two months. These orders, along with our networking business, make telecommunications our largest and fastest growing market segment. Our competitive edge on the latest award was PALFlex, a patented process used for high volume, low cost, double-sided circuitry. Developed originally for automotive electronics, PALFlex is becoming the solution of choice for a variety of applications.

Parlex Corporation is a leading provider of flexible interconnect solutions to the automotive, telecommunications and networking, diversified electronics, aerospace and computer markets. The Company operates seven manufacturing facilities, which are located in Massachusetts, New
Hampshire, California, Rhode Island, China, Mexico, and the United Kingdom.

The foregoing contains certain forward-looking statements. The Company's actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of various factors beyond its control, including economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change. For a detailed discussion of these and other cautionary statements, please refer to Parlex's filings with the Securities and Exchange Commission.